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                                                                    EXHIBIT 23.1


                  Consent of Ernst & Young LLP, Independent Auditors


     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-____) of Dunn Computer Corporation (a Virginia corporation) pertaining to the Dunn Computer Corporation Stock Option Plan, of our report dated January 7, 1998, except for Notes 2 and 11, with respect to the earnings per share calculations, as to which the date is March 5, 1998, with respect to the consolidated financial statements and schedule of Dunn Computer Corporation (a Delaware corporation) included in the final prospectus filed by Dunn Computer Corporation (a Virginia corporation) pursuant to Rule 424(b) of the Securities Act on April 28, 1998 (Registration No. 333-47631).

                                                           /s/ Ernst & Young LLP

Vienna, Virginia
May 6, 1998

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